Exhibit 23.7

80 State Street * Albany, NY 12207 (518) 426-0100 * FAX (518) 426-0104

September 17, 2010

Board of Directors

Southern Connecticut Bancorp, Inc.

215 Church Street

New Haven, CT 06510

Re:	Proxy Statement/Prospectus of Naugatuck Valley Financial Corporation

Gentlemen:

Reference is made to our opinion letter, dated September 17, 2010, with respect to the fairness, from a financial point of view, to the holders of the common stock of Southern Connecticut Bancorp, Inc. (“the Company”) of the right to receive the per share consideration to be paid by the surviving bank in connection with the merger of Naugatuck Valley Financial Corporation (“Naugatuck”) with the Company pursuant to an Agreement and Plan of Merger between the Company and Naugatuck (the “Merger”).

At the request of the Board of Directors of the Company and pursuant to the terms of our engagement, the foregoing opinion letter was provided solely for the information and assistance of the Board of Directors of the Company in connection with their consideration and evaluation of the transaction contemplated therein and is not to be relied upon by the stockholders of the Company. Naugatuck or any other person or entity, nor to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company and Naugatuck have determined to include our opinion in the above-referenced Proxy Statement/Prospectus.

In that regard, we hereby consent to the reference to our opinion under the caption “Opinion of Southern Connecticut Bancorp’s Financial Advisor – Northeast Capital & Advisory, Inc.”, and to the inclusion of such opinion as Appendix C to the Joint Proxy Statement/Prospectus relating to the Merger. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Proxy Statement/Prospectus and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Proxy Statement/Prospectus), proxy statement or any other document, except in accordance with our prior written consent.